EXHIBIT 10.7

December 19, 2005

(Delivery by E-Mail and Overnight Courier)

Mark Green
[address]

Dear Mark:

I am pleased to confirm UTStarcom’s job offer to you for the position of Vice President, Human Resources, with a starting date of January 16, 2006.  This position reports directly to Hong Liang Lu, Chief Executive Officer, and is located at the Company’s headquarters in Alameda, California.

The key elements of this employment offer are as follows:

Salary: Your gross annual salary is $290,000.  Paydays are on the 15th and the last day of each month.  Direct deposit is available.

Signing Bonus: You will be paid a gross signing bonus amount of $50,000, payable upon commencement of your employment with the Company.

Share Purchase Rights: You will be granted UTStarcom share purchase rights (SPRs) in the total amount of 50,000 shares, with the opportunity for you to exercise these rights at a per share price of $0.000125 within 30 days of the date of this offer letter.  These SPRs will be vested in four years from the grant date: 25% of the SPRs will be vested after one year from the date of grant, 25% after two years, 25% after three years, and 25% after four years from the date of grant.

Annual Bonus: For calendar year 2006, you will be eligible for a total gross cash bonus amount of up to 50% of your annual gross salary.  Your total aggregate bonus will be based upon completion of mutually agreed upon performance objectives as determined by you and Hong Liang Lu, and would be paid in February 2007.

Change of Control Agreement: You will be offered a change in control agreement between yourself and the Company, which shall provide that if you are not offered an equivalent position following a change in control, the Company will provide you with 12 months of your base salary and target bonus, as well as 12 months of accelerated vesting.

Other Benefits: Please find enclosed further information regarding UTStarcom’s health, dental, financial and retirement benefits.  Most benefits allow for eligibility upon your first day of service with the Company.

Please be prepared to provide proof of eligibility for employment in the United States on your first day of work, in compliance with the Immigration Reform and Control Act (Form I-9).  Additionally, this offer of employment is contingent upon completion of both personal reference verifications, and a criminal background check.  UTStarcom reserves the right to withdraw its offer of employment to you if the results of the reference verifications and/or the criminal background check are not satisfactory, in the sole judgment of UTStarcom.

As an employee of the Company, you will be expected to abide by Company rules and regulations.  You will be expected to sign and comply with an agreement, which requires, among other provisions, the nondisclosure of proprietary information.  While we hope your employment relationship with UTStarcom will be both long and mutually rewarding, please note that this offer letter, which supersedes any other offers of employment, is not a promise of employment for any period of time.  You or UTStarcom may end your employment at any time, with or without notice or cause.

We are pleased that you have chosen to become part of the UTStarcom team, and wish you the very best as you begin your employment with UTStarcom.  If you have questions about UTStarcom, its benefit programs, of any of the information provided in this letter, please feel free to contact me directly at 510-749-1510 (or msophie@utstar.com).

Please sign one copy of this letter to indicate your intent to accept the terms and conditions of this offer letter, and please return the signed copy to me on my personal fax at 925-426-1659.

Sincerely,

/s/ Mike Sophie
Executive Vice President and Chief Operating Officer

I accept the terms and conditions of this offer letter, and I understand that it replaces those of any earlier offers of employment (if any).

Signed:	/s/ Mark Green
Employee Signature

Print Name:	Mark Green
Date:	12/22/2005